EXHIBIT 99.3
UNAUDITED PRO FORMA COMBINED
FINANCIAL DATA OF FNF AND THE LFG UNDERWRITERS
     On December 22, 2008, Fidelity National Financial, Inc. (“FNF” or the “Company”) completed the acquisition of LandAmerica Financial Group Inc.’s two principal title insurance underwriters, Lawyers Title Insurance Corporation (“Lawyers”), and Commonwealth Land Title Insurance Company (“Commonwealth”), as well as United Capital Title Insurance Company (“United”) (collectively, the “LFG Underwriters”). The following unaudited pro forma combined financial statements present FNF’s historical financial statements with adjustments relating to the acquisition of Commonwealth, Lawyers, and United. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2008, and the year ended December 31, 2007, are presented as if the acquisition of Commonwealth, Lawyers, and United had been completed on January 1, 2007.
     Because this acquisition was completed prior to the effective date of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 141(R), “Business Combinations,” it has been accounted for under the purchase method of accounting pursuant to FASB SFAS No. 141, “Business Combinations.” Under that method, the aggregate consideration paid for Commonwealth, Lawyers, and United is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. FNF established that the fair value of the net assets acquired was lower than the purchase price, and as a result, goodwill was recorded for the amount that the purchase price exceeded the fair value of the net assets acquired. The allocation of the purchase price is based on preliminary valuations. The Company is still evaluating various agreements, including leases, vendor and agency agreements, title plants, and customer contracts of the LFG Underwriters. This evaluation has resulted in the recognition of certain liabilities associated with exiting activities of the acquired companies. The Company expects to substantially complete this evaluation during the first half of 2009. Upon completion of the valuations and assumptions, adjustments may be recorded to reflect the finalized valuations.
     These unaudited pro forma combined financial statements should be read in conjunction with FNF’s historical consolidated financial statements and accompanying notes as previously filed, as well as the combined financial statements of Commonwealth, Lawyers, and United, which are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K. The Company has not provided a pro forma combined balance sheet herein, as the Company’s Form 10-K, filed March 2, 2009, includes a consolidated balance sheet of FNF as of December 31, 2008, reflecting the consolidation of FNF and the LFG Underwriters. Pro forma interest expense has been adjusted to include interest expense on the 2.36% subordinated promissory note due 2013 in the original principal amount of $50 million that was issued by FNF to LFG as part of the purchase price. Weighted average shares outstanding have been adjusted to include the 3,176,620 shares of FNF common stock that were issued to LFG as part of the purchase price. The Company’s management believes that, under current assumptions, amortization expense attributable to the intangible assets of the combined entities will not increase as a result of this acquisition and, accordingly, no pro forma adjustment has been made for such amortization in the unaudited pro forma combined statements of operations. The unaudited pro forma combined financial statements are not necessarily indicative of the results of operations of the combined company that would have been reported had the merger been completed as of the dates presented, and are not necessarily representative of the future consolidated results of operations of the combined company.

Unaudited Pro Forma Combined Statement of Operations
for the Nine Months Ended September 30, 2008

				Pro Forma Adjustments
	FNF	LFG Underwriters		LFG
	Historical	Historical	Combined	Underwriters		Pro Forma
	(In thousands, except per share data)

Revenue	$3,306.6	$1,699.8	$5,006.4	$—		$5,006.4

Expenses:
Personnel costs	1,065.9	480.4	1,546.3	—		1,546.3
Depreciation and amortization	106.7	26.2	132.9	—		132.9
Other operating expenses	896.8	318.9	1,215.7	—		1,215.7
Agent commissions	911.7	845.0	1,756.7	—		1,756.7
Provision for claim losses	547.6	280.2	827.8	—		827.8
Impairment of intangibles and long-lived assets	—	135.1	135.1	—		135.1
Interest expense, net	50.9	1.9	52.8	0.9	(1)	53.7

	3,579.6	2,087.7	5,667.3	0.9		5,668.2

Loss before income taxes, equity in losses of unconsolidated affiliates, and minority interest	(273.0)	(387.9)	(660.9)	(0.9)		(661.8)
Income tax (benefit) expense	(112.2)	30.8	(81.4)	(199.9	) (2)	(281.3)

Loss before minority interest and equity in losses of unconsolidated affiliates	(160.8)	(418.7)	(579.5)	199.0		(380.5)
Equity in income of unconsolidated affiliates	(7.4)	—	(7.4)	—		(7.4)
Minority interest	(4.1)	—	(4.1)	—		(4.1)

Net loss	$(164.1)	$(418.7)	$(582.8)	$199.0		$(383.8)

				Basic Shares O/S		213,151 (3)

				Diluted Shares O/S		213,151 (3)

				Basic EPS		$(1.80)

				Diluted EPS		$(1.80)

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Operations
for the Year Ended December 31, 2007

				Pro Forma Adjustments
	FNF	LFG Underwriters		LFG
	Historical	Historical	Combined	Underwriters	Pro Forma
	(In thousands, except per share data)

Revenue	$5,523.2	$3,091.2	$8,614.4	$—	$8,614.4

Expenses:
Personnel costs	1,700.9	822.4	2,523.3	—	2,523.3
Depreciation and amortization	130.1	34.2	164.3	—	164.3
Other operating expenses	1,109.4	542.8	1,652.2	—	1,652.2
Agent commissions	1,698.2	1,480.3	3,178.5	—	3,178.5
Provision for claim losses	653.9	275.5	929.4	—	929.4
Interest expense, net	54.9	3.2	58.1	1.2 (1)	59.3

	5,347.4	3,158.4	8,505.8	1.2	8,507.0

Earnings (loss) before income taxes, equity in income of unconsolidated affiliates, and minority interest	175.8	(67.2)	108.6	(1.2)	107.4
Income tax expense (benefit)	46.8	(28.9)	17.9	10.0 (2)	27.9

Earnings (loss) before equity in income of unconsolidated affiliates and minority interest	129.0	(38.3)	90.7	(11.2)	79.5
Equity in income of unconsolidated affiliates	0.8	—	0.8	—	0.8
Minority interest	—	—	—	—	—

Net earnings (loss)	$129.8	$(38.3)	$91.5	$(11.2)	$80.3

				Basic Shares O/S	219,760	(3)

				Diluted Shares O/S	223,166	(3)

				Basic EPS	$0.37

				Diluted EPS	$0.36

See accompanying notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements
For the Nine Months Ended September 30, 2008 and the Year Ended December 31, 2007
     These combined pro forma statements of operations include the historical statements of operations of FNF and the LFG Underwriters as though the acquisition of the LFG Underwriters had occurred on January 1, 2007, adjusted for items related to the transaction as described below.
(1)	Reflects increases in interest expense of $0.9 million and $1.2 million for the nine month period ended September 30, 2008, and the year ended December 31, 2007, respectively, as if the 2.36% subordinated promissory note to LFG had been issued on January 1, 2007.

(2)	Income tax expense (benefit) has been adjusted to conform the pro forma amounts to FNF’s effective tax rate for each period. FNF’s effective tax rates were 42.5% for the nine months ended September 30, 2008 and 26% for the year ended December 31, 2007.

(3)	Historical FNF weighted average shares outstanding have been adjusted to reflect the 3,176,620 shares of FNF common stock issued to LFG as if they had been issued on January 1, 2007.